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                                                                    Exhibit 10.1


                   SECOND AMENDED AND RESTATED LOAN AGREEMENT

         THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT ("Loan Agreement") is made this as of the 16th day of October, 2001, by and between SUSA PARTNERSHIP, L.P., a Tennessee limited partnership whose address is 175 Toyota Plaza, Suite 700, Memphis, Tennessee 38103 (the "Borrower"), STORAGE USA, INC., a Tennessee corporation whose address is 175 Toyota Plaza, Suite 700, Memphis, Tennessee 38103 (the "General Partner" and the "Guarantor"), STORAGE USA TRUST, a Maryland business trust whose address is 175 Toyota Plaza, Suite 700, Memphis, Tennessee 38103 (the "Trust" and the "Guarantor"), and FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the statutes of the United States of America, with offices at 165 Madison Avenue, Memphis, Tennessee 38103 (hereinafter referred to as the "Bank").

                                Recitals of Fact

         Borrower has previously requested that the Bank commit to make loans and advances to it on a revolving credit basis in an amount not to exceed at any one time outstanding the principal sum of Fifteen Million Dollars ($15,000,000.00). The Bank agreed to make such loans and advances on the terms and conditions set forth in that certain Loan Agreement, dated July 14, 1994 (the "Original Loan Agreement"). Borrower subsequently requested that the Bank modify certain terms of the Original Loan Agreement and make available to it an increase in the Revolving Credit Loan (as defined therein) to an amount not to exceed at any one time outstanding the principal sum of Forty Million Dollars ($40,000,000.00). The Bank entered into an Amended and Restated Loan Agreement (as hereinafter defined), dated May 4, 1998. Borrower and Bank have now agreed to modify the Amended and Restated Loan Agreement by means of this Second Amended and Restated Loan Agreement.

         The General Partner, which owns approximately 0.8876% of the total partnership interests in Borrower, and the Trust, which owns an 87.8773% limited partnership interest in the Borrower, have agreed to become guarantors of the Revolving Credit Loan (as hereinafter defined).

         NOW, THEREFORE, incorporating the Recitals of Fact set forth above and in consideration of the mutual agreements herein contained, the parties agree as follows:

                                   AGREEMENTS

SECTION 1: DEFINITIONS AND ACCOUNTING TERMS

         1.1 CERTAIN DEFINED TERMS. For the purposes of this Loan Agreement, the following terms shall have the following meanings (such meanings to be applicable equally to both the singular and plural forms of such terms) unless the context otherwise requires:



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         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the General Partner, the Borrower or any of their Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

         "Amended and Restated Revolving Credit Note" means the Amended and Restated Revolving Credit Note in the principal amount of $40,000,000, executed by Borrower and payable to the Bank, dated May 4, 1998, which, to the extent of $15,000,000, amended and restated the Revolving Credit Note.

         "Annualized Consolidated Cash Flow" means Consolidated Cash Flow for the four most recent fiscal quarters.

         "Annualized Consolidated Unsecured Debt Service" means Consolidated Debt Service attributable to Unsecured Indebtedness for the four most recent fiscal quarters.

         "Annualized Unencumbered Consolidated Cash Flow" means Consolidated Cash Flow derived from Unencumbered Assets for the four most recent fiscal quarters.

         "Applicable Margin" shall mean 1.25% per annum for LIBOR Loans.

         "Assets Under Development" means, as of any date of determination, all Properties and expansion areas of existing Properties owned by the Consolidated Group and Investment Affiliates which are then treated as Assets Under Development under GAAP and which have been designated by the Borrower as "Assets Under Development" in its most recent compliance certificate.

         "Borrowing Date" shall mean (a) any Business Day with respect to FTB Rate Loans, or any Working Day with respect to LIBOR Loans, specified in a notice pursuant to subsection 2.2 of this Agreement as a date on which the Bank makes a Loan under this Agreement.

         "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Memphis, Tennessee, New York, New York and London, England are authorized or required by law to close.

         "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

         "Change in Law" shall mean, with respect to the Bank, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any governmental authority having jurisdiction over the Bank, in each case after the date hereof.



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         "Closing Date" means the date set out in the first paragraph of this
Loan Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Consolidated Cash Flow," for any period (a "Cash Flow Test Period"), means an amount equal to (a) Funds From Operations for such period plus (b) Consolidated Interest Expense for such period.

         "Consolidated Debt Service," for any period of four consecutive fiscal quarters (a "Debt Service Test Period"), means (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments of Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any Indebtedness of the Consolidated Group which is payable in a single installment at final maturity) required to be made during such period by any member of the Consolidated Group plus (c) the Consolidated Group Pro Rata Share of scheduled principal payments in respect of Indebtedness of Investment Affiliates for such period, whether recourse or non-recourse.

         "Consolidated Fixed Charges," with respect to any fiscal period of the Borrower, means an amount determined on a consolidated basis equal to the sum of
(i) Consolidated Debt Service plus (ii) all distributions paid during such period to the holders of any preferred shares or preferred units of Borrower and the REIT, without duplication, plus (iii) the Consolidated Group Pro Rata Share of preferred dividends paid on stock issued by Investment Affiliates (as distinguished from a preferred return paid to a joint venture partner).

         "Consolidated Group" means the Borrower, General Partner and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

         "Consolidated Group Pro Rata Share," with respect to any Investment Affiliate, means the percentage of the total equity ownership interest held by the Consolidated Group in the aggregate, in such Investment Affiliate. The percentage of total equity ownership interest held by the Consolidated Group shall be the greater of: (i) the percentage of the issued and outstanding stock, partnership interest or membership interest in such Investment Affiliate held by the Consolidated Group in the aggregate, and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate after repayment in full of all indebtedness of such Investment Affiliate.

         "Consolidated Interest Expense," for any period, means (a) the amount of interest expense of the Consolidated Group for such period on the aggregate principal amount of their Indebtedness, determined on a consolidated basis in accordance with GAAP plus (b) any capitalized interest which accrued during such period, plus (c) the Consolidated Group Pro Rata Share of any interest expense and capitalized interest which accrued during such period of any Investment Affiliate.

         "Consolidated Net Income," for any period, means consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (a) the income (or deficit) of any other



                                       3
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Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries and (b) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary.

         "Consolidated Secured Indebtedness," as of any date of determination, means without duplication, the sum of (a) the aggregate principal amount of all Indebtedness of the Consolidated Group outstanding at such date which does not constitute Unsecured Indebtedness and (b) the excess, if any, of (i) the aggregate principal amount of all Unsecured Indebtedness of the Subsidiaries of the Borrower over (ii) $10,000,000, determined on a consolidated basis in accordance with GAAP, and (c) the Consolidated Group Pro Rata Share of all Indebtedness of Investment Affiliates that does not constitute Unsecured Indebtedness.

         "Consolidated Senior Unsecured Indebtedness," as of any date of determination, means the aggregate amount of all Indebtedness of the Consolidated Group and the Consolidated Group Pro Rata Share of Indebtedness of Investment Affiliates outstanding at such date which constitutes Unsecured Indebtedness (excluding Indebtedness which is contractually subordinated to the Indebtedness of the Consolidated Group under the Loan Documents on customary terms acceptable to the Bank) determined on a consolidated basis in accordance with GAAP.

         "Consolidated Tangible Net Worth," at any date of determination, means an amount equal to (a) Total Tangible Assets of the Consolidated Group and the Consolidated Group Pro Rata Share of Total Tangible Assets of Investment Affiliates as of such date minus (b) Consolidated Total Indebtedness as of such date.

         "Consolidated Total Indebtedness," as of any date of determination, means the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP, plus (b) the Consolidated Group Pro Rata Share of the Indebtedness of any Investment Affiliate.

         "Equipment" means furniture, furnishings, fixtures, machinery, tools and equipment of every kind and nature, movable or immovable, wherever located, and all parts thereof and replacements, additions, accessions and substitutions thereto.

         "Event of Default" has the meaning assigned to that phrase in Section
8.

         "Financing Lease" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

         "FTB Rate" means the base commercial rate of interest established from time to time by the Bank. The FTB Rate is one of several interest rate indices employed by the Bank. The Borrower acknowledges that the Bank has made, and may hereafter make, loans bearing interest at rates which are lower and higher than the FTB Rate.

         "FTB Rate Loans" shall mean Loans at such time as they are made and/or being maintained at a rate of interest based upon the FTB Rate.



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         "Funds From Operations," for any period, means the sum of (i)
Consolidated Net Income for such period as adjusted by (A) excluding gains and losses from property sales, debt restructurings and property write-downs and adjusted for the non-cash effect of straight-lining of rents, (B) to the extent not already accomplished under GAAP, straight-lining various ordinary operating expenses which are payable less frequently than monthly (e.g. real estate taxes), and (C) adding back depreciation, amortization and all non-cash items, plus (ii) the Consolidated Group Pro Rata Share of funds from operations of each Investment Affiliate with such funds from operations computed in a manner similar to the computation contained herein.

         "General Partner" means Storage USA, Inc., a Tennessee corporation, the sole general partner of Borrower, and its successors and assigns.

         "Guarantee Obligations" means, as to any Person (the "guaranteeing person"), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefore,
(ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

         "Guarantor" means the General Partner and the Trust and any Wholly-Owned Subsidiary that is the owner of an Unencumbered Asset and hereafter executes a Guaranty in connection therewith.

         "Guaranty" means that certain Guaranty of even date herewith executed by the Guarantor in favor of the Bank, for the ratable benefit of the Bank, as it may be amended or modified and in effect from time to time, and any additional guaranty hereafter delivered.

         "Indebtedness" of any Person at any date, means without duplication,
(a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations



                                       5
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constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument but not including shares of preferred stock or preferred limited partnership units issued by such Person, unless such stock or units can be redeemed in cash by the holder thereof at its sole option, (d) all obligations of such Person under Financing Leases, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding, in the case of the Borrower, Guarantee Obligations of the Borrower in respect of primary obligations of any Subsidiary), and (g) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (h) Net Mark-to-Market Exposure (as determined in accordance with GAAP as of the end of the most recent quarter for Borrower and its consolidated Subsidiaries and as of the end of the most recent fiscal year for Investment Affiliates) as of any date arising from Rate Management Transactions.

         "Interest Payment Date" shall mean (a) in the case of the FTB Rate Loans, the first day of each month, and the date of payment (including prepayment) in full of the Revolving Credit Loan and (b) in the case of the LIBOR Loans, the last day of each Interest Period.

         "Interest Period" shall mean with respect to any LIBOR Loan:

         (a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such LIBOR Loan and ending, thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days thereafter as selected by the Borrower in its notice of borrowing as provided in subsection
                  2.2 or its notice of conversion as provided in subsection 2.5; and

         (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days thereafter as selected by the Borrower by irrevocable notice to the Bank prior to or on the last day of the then current Interest Period with respect to such LIBOR
                  Loan:

                  provided that the foregoing provisions relating to Interest Periods are subject to the following:

                           (i) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

                           (ii) any Interest Period that would otherwise extend beyond Termination Date of Revolving Credit Loan, shall end on such Termination Date of Revolving Credit Loan, or if such Termination Date of Revolving Credit Loan shall not be a Working Day, on the immediately preceding Working Day;



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                           (iii)    if the Borrower shall fail to give notice as
                                    provided above in clause (b), it shall be deemed to have selected a conversion of a LIBOR Loan into an FTB Rate Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 2.5);

                           (iv) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

                           (v) the Borrower shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a LIBOR Loan during an Interest Period for such LIBOR Loan.

         "Investment Affiliate" means any Person in which Borrower, General Partner, or their Subsidiaries has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Borrower. An entity which owns a franchised or managed property shall not be an Investment Affiliate if the equity interest of Borrower or its Subsidiaries in such entity is received solely in exchange for the Borrower or its Subsidiaries providing a loan to such entity or a guaranty for the benefit of such entity.

         "Lease-Up Assets" means Properties (other than Assets Under Development) which are both (i) not yet 85% leased and (ii) in service less than 27 months.

         "LIBOR Loans" shall mean Loans at such time as they are made and/or being maintained at a rate of interest based upon a LIBOR Rate.

         "LIBOR Rate" shall mean, with respect to any Interest Period for any LIBOR Loan, the rate per annum equal to the applicable London interbank offered rate for U.S. Dollar deposits appearing on Telerate Page 3750 as of 11:00 a.m. London time on the first day of such Interest Period (and if no London interbank offered rate of such maturity then appears on Telerate Page 3750, then the LIBOR Rate shall be equal to the London interbank offered rate for U.S. Dollar Deposits maturing immediately before or immediately after such maturity, whichever is higher, as determined by the Bank from Telerate Page 3750) for the number of days comprised therein and in an amount equal to the amount of the LIBOR Loan to be outstanding during such Interest Period.

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

         "Loan Agreement" means this Amended and Restated Loan Agreement between the Borrower and the Bank.

         "Loan" shall mean the Revolving Credit Loan.



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         "Loan Documents" means this Agreement, the Guaranty, the Notes and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be modified, extended or amended from time to time.

         "Management Expense" means with respect to any Property, 3% of revenues derived from the operation of such Property.

         "Maximum Rate" means the maximum variable contract rate of interest which the Bank may lawfully charge under applicable statutes and laws from time to time in effect.

         "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or business prospects of the Borrower and its Subsidiaries taken as a whole,
(ii) the ability of the Borrower or the Guarantor to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Bank thereunder.

         "Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. "Unrealized losses" means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

         "Net Operating Income," with respect to any Property for any period, means "property rental and other income" (as determined by GAAP) attributable to such Property accruing for such period minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Property for such period, including, without limitation, Management Expense and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs.

         "Notes" mean the Revolving Credit Note, the Amended and Restated Revolving Credit Note and the Second Amended and Restated Revolving Credit Note as such notes may be modified, renewed or extended from time to time; and any other note or notes executed at any time to evidence the indebtedness under this Loan Agreement, in whole or in part, and any renewals, modifications and extensions thereof, in whole or in part.

         "Permitted Encumbrances" shall mean and include:

         (a) Liens for taxes, assessments or governmental charges or levies on the Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;



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

         (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

         (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

         (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the General Partner, the Borrower or their Subsidiaries;

         (e)      Liens existing on the date hereof; and

         (f) Liens arising in connection with any Indebtedness which does not cause a violation of Section 7.1 hereof.

         "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

         "Rate Management Transactions" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

         "Revolving Credit Advances" means advances of principal on the Revolving Credit Loan by the Bank under the terms of this Loan Agreement to the Borrower during the term of the Revolving Credit Loan pursuant to Section 2.

         "Revolving Credit Loan" means the Borrower's revolving credit indebtedness to the Bank described in Section 2 of this Loan Agreement.

         "Revolving Credit Note" means the Revolving Credit Note in the principal amount of $15,000,000, executed by the Borrower and payable to the Bank, dated July 14, 1994.

         "Second Amended and Restated Revolving Credit Note" means the Second Amended and Restated Revolving Credit Note in the principal amount of $40,000,000, executed by Borrower and payable to the Bank, of even date herewith, which is an amendment and restatement of the Amended and Restated Revolving Credit Note.

         "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

         "Storage Property" means each parcel of real property owned or operated by the Borrower, the General Partner or any of their Subsidiaries and upon which there is located a self-storage facility.

         "Subsidiary," as to any Person, means a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or the General Partner.

         "Substantial Portion" means, with respect to the Property of the General Partner, the Borrower and its Subsidiaries, Property which (i) represents more than 15% of the consolidated assets disclosed on the most recently issued quarterly consolidated financial statements of the General Partner and the Borrower, or (ii) is responsible for more than 15% of the consolidated net sales or of the consolidated net income of the General Partner, the Borrower and their Subsidiaries as reflected in the financial statements referred to in clause (i) above.

         "Termination Date of the Loan" shall mean the earlier of (a) July 31, 2002 or in the event that the Bank and Borrower shall hereafter mutually agree in writing that the Loan and the Bank's Revolving Credit Commitment hereunder shall be extended to another date, and the Notes shall be modified or amended to reflect such extension, or (b) the date as of which Borrower shall have terminated the Bank's commitment under the provisions of Section 2.11 hereof.

         "Third Amended and Restated Unsecured Revolving Credit Agreement" means that Third Amended and Restated Unsecured Revolving Credit Agreement, dated as of September 17, 2001, by and between Borrower, Guarantor, Banc One Capital Markets, Inc., Bank One, NA, Bank of America, N.A., Commerzbank AG New York Branch, First Union National Bank, PNC Bank, National Association, AmSouth Bank, National Bank of Commerce, and Suntrust Bank.

         "Total Asset Value" means the sum of the values of the following:

         (i) Properties (other than Assets Under Development and Lease-Up Assets) valued by determining Net Operating Income from such Properties based on a trailing four quarter period and dividing such Net Operating Income by 0.1 except that Properties that are acquired and have not been owned by the Borrower for at least four quarters shall be valued at the acquisition price of such Properties during such first four quarter period of ownership;

         (ii) Lease-Up Assets valued at the higher of (A) cost provided that cost shall be used only when such Properties are placed in service for less than or equal to 18 months or (B) an amount equal to "Annualized Net Operating Income" from such Properties (as hereinafter defined), divided by 0.1, and provided further that the total value of all such Lease-Up Assets shall not exceed more than 15% of Total Asset Value. As used herein, "Annualized Net Operating Income" shall be equal to Net Operating Income from such Properties for the most recent quarter multiplied by four;

         (iii) Assets Under Development valued at cost provided the total value of Assets Under Development shall not exceed 10% of Total Asset Value;

         (iv) franchise loans valued at 50% of the outstanding balance of such loan provided that the total value of such assets does not exceed more than 5% of Total Asset Value and no value shall be attributable to any such loan for which there is a payment more than 31 days past due; and

         (v) other tangible assets valued at book value in accordance with GAAP provided that the total value of such other tangible assets shall not exceed 5% of Total Asset Value.

         Notwithstanding the sublimits of each of the asset categories as specified above, the sum of categories (ii) through (v) shall not exceed 25% of Total Asset Value.

         "Total Tangible Assets," of any Person at any date, means the current book value of the total assets of such Person other than that portion of such Person's assets that constitute intangible assets as determined in accordance with GAAP plus accumulated depreciation on the real estate assets from such Person's original book value of such assets which is reflected in the current book value of such assets.

         "Unencumbered Asset," with respect to any asset, at any date of determination, means the circumstance that such asset on such date (a) is not subject to any Liens or claims (including restrictions limiting the ability to transfer, assign or pledge such asset) of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any Subsidiary, but excluding Permitted Liens), (b) is not subject to any agreement (including
(i) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset and (ii) if applicable, the organizational documents of any Subsidiary) which prohibits or limits the ability of the Borrower, the General Partner or any of their Subsidiaries to create, incur, assume or suffer to exist any Lien upon any assets or Capital Stock of the Borrower, the General Partner or any of their Subsidiaries (excluding any agreement which limits generally the amount of secured Indebtedness which may be incurred by the Borrower, the General Partner and their Subsidiaries) and (c) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) which entitles any Person to the benefit of any Lien (other than Permitted Liens) on any assets or Capital Stock of the Borrower, the General Partner or any of their Subsidiaries, or would entitle any Person to the benefit of any Lien (other than Permitted Liens) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an "equal and ratable" clause), (d) is wholly owned by Borrower or by a Wholly-Owned Subsidiary that is a guarantor of Borrower's obligations under the Facility and (e) is located in the United States. For the purposes of this Agreement, any Property of a Wholly-Owned Subsidiary shall not be deemed to be unencumbered unless both (i) such Property and (ii) all Capital Stock of such Subsidiary held by the Borrower and General Partner is unencumbered.

         "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

         "Unsecured Indebtedness" means all Indebtedness of any Person that is not secured by a Lien on any income, Capital Stock, Property or any other asset of such Person.

         "Value of Unencumbered Assets," as of any date, means the sum of: (i) the value of Unencumbered Assets (excluding Assets under Development and Lease-Up Assets) determined by capitalizing Net Operating Income for the most recent four quarters from such Properties at 10% if owned for more than twelve
(12) months and otherwise to be valued at its acquisition price, plus (ii) the value of Unencumbered Assets which are Lease-Up Assets, determined in the same manner that Lease-Up Assets are valued for purposes of determining Total Asset Value (subject to the last sentence of this definition), provided that the Value of Unencumbered Assets attributable to such Lease-Up Assets shall not exceed 15% of the total Value of Unencumbered Assets.

         "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiary of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interest having ordinary voting power of which shall at the time be so owned or controlled.

         "Working Day" shall mean any day on which dealings in foreign currencies and exchange between banks may be carried on in Memphis, Tennessee, London, England and in New York, New York.

         1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP") consistent with those applied in the preparation of the financial statements required to be delivered from time to time pursuant to
Section 6.7 hereof.

SECTION 2: REVOLVING CREDIT LOAN COMMITMENT; INTEREST RATE PROVISIONS; FEES;
           PAYMENTS

         2.1 THE REVOLVING CREDIT LOAN COMMITMENT. Subject to the terms and conditions herein set out, Bank agrees and commits to make loan advances to the Borrower from time to time, from the Closing Date until the Termination Date of the Loan, in an aggregate principal amount not to exceed, at any one time outstanding, Forty Million Dollars ($40,000,000.00) (the "Revolving Credit Commitment"), pursuant to the Second Amended and Restated Revolving Credit Note.

         The Borrower may guarantee loans from the Bank to third parties, and any amounts so guaranteed will be reserved against the Revolving Credit Loan commitment for so long as the guaranteed debt is outstanding.

         2.2 PROCEDURE FOR BORROWING. The Borrower may borrow under the Revolving Credit Commitment on any Working Day, if the borrowing is of LIBOR Loans, or on any Business Day, if the borrowing is of FTB Rate Loans, provided that, with respect to any borrowings, the Borrower shall give the Bank irrevocable notice (which notice must be received by the Bank prior to 10:00 a.m., Memphis, Tennessee time, (i) on the requested Borrowing Date and (ii) specifying (A) the amount of the borrowing and (B) whether such Loans are initially to be LIBOR Loans or FTB Rate Loans or a combination thereof. Advances shall promptly be made available to the Borrower by the Bank's crediting the account of the Borrower at the Bank.

         2.3 INTEREST RATES AND PAYMENT DATES. (a) LIBOR Loans shall bear interest for each Interest Period applicable thereto, commencing on the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin.

         (a) FTB Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into LIBOR Loans, on the unpaid principal amount thereof at a rate per annum equal to the FTB Rate.

         (b) If all or a portion of the principal amount of any of the Loans shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such Loan, if a LIBOR Loan, shall be converted into an FTB Rate Loan at the end of the then-current Interest Period for said LIBOR Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 2.5), and any such overdue principal amount shall, without limiting the rights of the Bank under Section 8, bear interest at the Maximum Rate.

         (c) Interest shall be payable in arrears on each Interest Payment Date.

         2.4 COMPUTATION OF INTEREST AND FEES. (a) Interest and fees (except fees pursuant to subsection 2.6 or as otherwise set forth herein) shall be calculated on the basis of a 365-day year for FTB Rate Loans and on the basis of a 360-day year for LIBOR Loans, as applicable for the actual days elapsed. The Bank shall as soon as practicable notify the Borrower of each determination of a LIBOR Rate. Any change in the interest rate on the Loan resulting from a change in the FTB Rate shall become effective, without notice, as of the opening of business on the day on which such change in the FTB Rate shall become effective.

         (b) Each determination of an interest rate by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Bank in the absence of manifest error. The Bank shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Bank in determining the LIBOR Rate.

         2.5 CONVERSION OPTIONS. The Borrower may elect from time to time to convert LIBOR Loans into FTB Rate Loans by giving the Bank irrevocable notice of such election, to be received by the Bank prior to 10:00 a.m., Memphis, Tennessee time, on the proposed conversion date, provided that any such conversion of LIBOR Loans shall only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert all or a portion of the FTB Rate Loans then outstanding to LIBOR Loans by giving the Bank irrevocable notice of such election, to be received by the Bank prior to 10:00 a.m., Memphis, Tennessee time, on the proposed conversion date, specifying the Interest Period selected therefore, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Working Day, on the next succeeding Working Day.

         2.6 REVOLVING CREDIT COMMITMENT FEE. On the Closing Date and on a quarterly basis during the term of the Revolving Credit Loan, beginning on the Closing Date and on the first day of each calendar quarter thereafter, the Borrower agrees to pay to the Bank a commitment fee in the amount of Twenty-Five Thousand Dollars ($25,000.00), in consideration of the Bank's agreement to make funds available to Borrower under the terms and provisions hereof from the Closing Date until the initial Termination Date of the Loan specified in Section 1 hereof. Borrower agrees that this commitment fee is fair and reasonable considering the condition of the money market, the creditworthiness of Borrower, the interest rate to be paid, and the nature of the security for the Revolving Credit Loan. In the event that Borrower and Bank shall hereafter mutually agree to extend the term of the Bank's commitment hereunder, they may also agree at that time as to an additional commitment fee to be paid for such further commitment by the Bank, but not to exceed the maximum permitted by applicable law.

         2.7 INABILITY TO DETERMINE INTEREST RATE. In the event that the Bank shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period with respect to (i) proposed Loans that the Borrower has requested be made as LIBOR Loans, (ii) any LIBOR Loans that will result from the requested conversion of all or part of the FTB Rate Loans into LIBOR Loans or (iii) the continuation of any LIBOR Loan as such for an additional Interest Period, or (b) dollar deposits in the relevant amount and for the relevant period with respect to any such LIBOR Loan are not generally available to the Bank, the Bank shall forthwith give telex or telecopy notice of such determination, confirmed in writing, to the Borrower at least one Working day prior to the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given (i) any requested LIBOR Loans shall be made as FTB Rate Loans, (ii) any FTB Rate Loans that were to have been converted to LIBOR Loans shall be continued as FTB Rate Loans, and (iii) any outstanding LIBOR Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into FTB Rate Loans. Until such notice has been withdrawn by the Bank, no further LIBOR Loans shall be made.

         2.8 ILLEGALITY. Notwithstanding any other provisions herein, if any Change in Law occurring after the Closing Date shall make it unlawful for the Bank to make or maintain LIBOR Loans as contemplated by this Agreement, the commitment of the Bank to make LIBOR Loans or to convert all or a portion of FTB Rate Loans into LIBOR Loans shall forthwith be canceled and the Loans then outstanding as LIBOR Loans, if any, shall, if required by law, be converted automatically to FTB Rate Loans on the date specified by the Bank. To the extent that such affected LIBOR Loans are converted into FTB Rate Loans, all payments of principal which would otherwise be applied to such LIBOR Loans shall be applied instead to FTB Rate Loans. The Borrower hereby agrees promptly to pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for any costs incurred by the Bank in making any conversion in accordance with this subsection 2.8 including, but not limited to, any interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its LIBOR Loans hereunder (the Bank's notice of such costs, as certified in reasonable detail as to such amounts to the Borrower, to be conclusive absent manifest error).

         2.9 INDEMNITY. The Borrower agrees to indemnify the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any LIBOR Loans of the Bank, including, but not limited to, any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder; (b) default by the Borrower in making a borrowing after the Borrower has given a notice in accordance with subsection 2.2 or in making a conversion of FTB Rate Loans to LIBOR Loans after the Borrower has given notice in accordance with subsection 2.5; (c) a Change in Law that results in the imposition on the Bank of reserve requirements in connection with LIBOR Rate Loans made by the Bank; or (d) a payment or prepayment of a LIBOR Loan or conversion of any LIBOR Loan into an FTB Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its LIBOR Loans hereunder. The Borrower further agrees to pay to the Bank an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount paid, prepaid, converted or not borrowed for (A) the period from the date of such payment or prepayment to the last day of the Interest Period applicable to such Loan or (B) in the case of a failure to borrow or to convert to a LIBOR Loan, the Interest Period applicable to such Loan which would have commenced on the date specified for such borrowing or conversion, at the applicable rate of interest for such Loan provided for herein exclusive of any margin applicable thereto minus (ii) the interest component of the amount such Bank would have bid in the London interbank market. This covenant shall survive termination of this Agreement and payment of the outstanding Notes.

         2.10 THE NOTES AND INTEREST. The Revolving Credit Loan shall be evidenced by the Second Amended and Restated Revolving Credit Note and shall be in form substantially as attached hereto as EXHIBIT "A." The entire principal amount of the Loan shall be due and payable on the Termination Date of the Loan. The unpaid principal balances of the Loan shall bear interest as set out in
Section 2.3 hereof.

         2.11 PREPAYMENTS OR TERMINATION OF THE REVOLVING CREDIT LOAN. The Borrower may, at its option, from time to time, subject to the terms and conditions hereof, without penalty, borrow, repay and reborrow amounts under the Revolving Credit Loan. By notice to the Bank in writing, Borrower shall be entitled to terminate the Bank's commitment to make further advances on the Revolving Credit Loan.

SECTION 3: REQUIRED PAYMENTS, PLACE OF PAYMENT, ETC.

         3.1 PLACE OF PAYMENTS. All payments of principal and interest on the Loans and all payments of fees required hereunder shall be made to the Bank, at its address listed in Section 9.2 of this Agreement in immediately available funds.

         3.2 PAYMENT ON NON-BUSINESS DAYS. Whenever any payment of principal, interest or fees to be made on the indebtednesses evidenced by the Notes shall fall due on a Saturday, Sunday or public holiday under the laws of the State of Tennessee, such payment shall be made on the next succeeding business day.

SECTION 4: CONDITIONS OF LENDING

         4.1 CONDITIONS PRECEDENT TO CLOSING AND FUNDING ADVANCES. The obligation of the Bank to fund the Advances hereunder is subject to the condition precedent that the Bank shall have received, on or before the Closing Date, all of the following in form and substance satisfactory to the Bank:

             (a) This Loan Agreement.

             (b) The Second Amended and Restated Revolving Credit Note from the Borrower payable to the order of the Bank in the principal amount of Forty Million Dollars ($40,000,000.00), of even date herewith.

             (c) The Guaranty.

             (d) Current financial statements of the Borrower and Guarantor in form reasonably satisfactory to the Bank.

             (e) Copy of Borrower's limited partnership agreement and certificate of limited partnership, and all amendments thereto, certified by appropriate governmental officers.

             (f) Certified corporate resolutions of the General Partner and certificate(s) of good standing for the General Partner and the Borrower from the state of their organization, certified by appropriate governmental officers, and foreign qualification certificates for each jurisdiction, certified by appropriate governmental officers, where the failure to so qualify would have a Material Adverse Effect, together with a copy of the charter and bylaws of the General Partner.

             (g) Copies of the formation and organizational documents of the Trust, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer of the State of Maryland, and foreign qualification certificates, including, but not limited to, a Certificate of Trust filed with the Secretary of State of Maryland, certified by the appropriate governmental officer, for each jurisdiction where the failure to so qualify or be licensed (if required) would have a Material Adverse Effect.

             (h) The opinion of counsel for Borrower, the General Partner and Trust that the transactions herein contemplated have been duly authorized by all requisite partnership, corporate or other authority, that this Loan Agreement and Guaranty, respectively, and the other instruments and documents herein referred to have been duly authorized, validly executed and are in full force and effect, and pertaining to such other matters as the Bank may reasonably require.

             (i) A certificate of insurance setting forth the information concerning insurance which is required by Section 6.5 of this Loan Agreement; or, if the Bank shall so require, the original insurance policies evidencing such insurance.

             (j) Such other information and documentation as Bank shall reasonably deem to be necessary or desirable in connection with the funding of the Loans.

         4.2 CONDITIONS PRECEDENT TO ALL REVOLVING CREDIT LOAN ADVANCES. The obligation of the Bank to make Revolving Credit Advances pursuant hereto (including the initial advance at the Closing Date) shall be subject to the following additional conditions precedent:

         (a) The Borrower shall have furnished to the Bank each of the items referred to in Section 4.1 hereof, all of which shall remain in full force and effect as of the date of such Revolving Credit Advance (notwithstanding that the Bank may not have required any such item to be furnished prior to the Closing
Date).

         (b) The Borrower shall not be in default of any of the terms and provisions hereof or of any instrument or document now or at any time hereafter evidencing or securing all or any part of the Revolving Credit Loan indebtednesses. Each of the Warranties and Representations of the Borrower, as set out in Section 5 hereof shall remain true and correct in all material respects as of the date of such Loan advance.

SECTION 5: REPRESENTATIONS AND WARRANTIES

         Borrower, General Partner and Trust each make the following representations and warranties, respectively:

         5.1 ENTITY STATUS. (a) Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Tennessee; it has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary; (b) General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee; it has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary; and (c) Trust is a business trust duly organized, validly existing and in good standing under the laws of the State of Maryland; it has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.

         5.2 POWER AND AUTHORITY. The execution, delivery and performance of the Loan Agreement and the Notes executed pursuant thereto by the Borrower have been duly authorized by all requisite action and will not violate any provision of law, any order of any court or other agency of government, the limited partnership agreement of the Borrower, any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which Borrower's respective properties or assets are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower, except for liens and other encumbrances provided for and securing the indebtedness covered by this Loan Agreement.

         5.3 FINANCIAL CONDITION. (a) (i) The balance sheet of the General Partner for the fiscal year ended as of December 31, 2000, and the related statement of income and changes in financial conditions for the year then ended, certified by PricewaterhouseCoopers, LLP, Certified Public Accountants, and (ii) the unaudited balance sheet of the General Partner dated as of June 30, 2001, a copy of each of which has been furnished to the Bank, together with any explanatory notes therein referred to and attached thereto, are correct and complete and fairly present the financial condition of the General Partner as at the date of said balance sheets and the results of its operations for said periods and, on a consolidated basis with Borrower, as of the date of closing of this Loan Agreement and related transactions, respectively. All such financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis maintained through the period involved.

         (b) There has been no material adverse change in the business, properties or condition, financial or otherwise, of Borrower or the General Partner since June 30, 2001.

         5.4 TITLE TO ASSETS. Borrower, General Partner and its subsidiaries each has good and marketable title to all of its properties and assets reflected on the balance sheet referred to in Section 5.3 hereof, except for (i) such assets as have been disposed of since said date as no longer used or useful in the conduct of business, (ii) accounts receivable collected and properly accounted for, and (iii) items which have been amortized in accordance with Generally Accepted Accounting Principles applied on a consistent basis; and all such properties and assets are free and clear of Liens except Permitted Encumbrances.

         5.5 LITIGATION. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of the Borrower threatened against or affecting Borrower, or any properties or rights of Borrower, which, if adversely determined, would materially adversely affect the financial or any other condition of Borrower, except as set out on Schedule 5.5.

         5.6 TAXES. Borrower has filed or caused to be filed all federal, state or local tax returns which are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof.

         5.7 CONTRACTS OR RESTRICTIONS AFFECTING BORROWER. Borrower is not a party to any agreement or instrument or subject to any partnership agreement restrictions materially and adversely affecting its business, properties or assets, operations or condition (financial or otherwise).

         5.8 NO DEFAULT. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which default if not cured would materially and substantially affect the financial condition, property or operations of the Borrower.

         5.9 PATENTS AND TRADEMARKS. Borrower possesses all necessary patents, trademarks, trade names, copyrights, and licenses necessary to the conduct of its businesses.

         5.10 ERISA. Borrower is in compliance with all applicable provisions of the Employees Retirement Income Security Act of 1974 ("ERISA") and all other laws, state or federal, applicable to any employees' retirement plan maintained or established by it.

         5.11 GENERAL PARTNER.

         (a) The General Partner is the General Partner of the Borrower, is a duly organized corporation, validly existing and in good standing under the laws of the State of Tennessee, and has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.

         (b) The Trust is a business trust duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction where such qualification is necessary.

         (c) The General Partner presently owns 0.8876% and the Trust presently owns an 87.8773% interest in the Borrower.

         (d) The General Partner is qualified as a self-administered and self-managed real estate investment trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code").

SECTION 6: AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that from the date hereof and until payment in full of the principal of and interest on indebtednesses evidenced by the Notes, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank:

         6.1 [INTENTIONALLY LEFT BLANK]

         6.2 CONSOLIDATED TANGIBLE NET WORTH. The Borrower and General Partner, on a consolidated basis with their respective Subsidiaries, shall maintain a Consolidated Tangible Net Worth of not less than the sum of (i) $850,000,000 plus (ii) fifty percent (50%) of the aggregate proceeds received by the General Partner (net of customary related fees and expenses) in connection with any offering of stock in the General Partner after the Closing Date.

         6.3 BUSINESS AND EXISTENCE. Borrower and General Partner each will, and will cause each of their Subsidiaries to, perform all things necessary to preserve and keep in full force and effect its existence, rights and franchises, comply with all laws applicable to it and continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar years.

         6.4 MAINTAIN PROPERTY. Borrower and General Partner each will, and will cause each of their Subsidiaries to, maintain, preserve, and protect all leases, franchises, and trade names and preserve all the remainder of its properties used or useful in the conduct of its business substantially as conducted and operated during the present and preceding fiscal year; preserve all the remainder of its properties used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times.

         6.5 INSURANCE. Borrower and General Partner each will, and will cause each of their Subsidiaries to, at all times maintain insurance in a company or companies (having a Best's rating of A-VII or better) on all its Property in such amounts and covering such risks as is consistent with sound business practice, and will furnish to Bank upon request full information as to the insurance carried.

         6.6 OBLIGATIONS, TAXES AND LIENS. Borrower and General Partner each will, and will cause each of their Subsidiaries to, pay all of its indebtednesses and obligations promptly in accordance with normal terms and practices of its business and pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income and profits, or upon any of its properties, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies which otherwise, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that none of such entities shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, trade payable, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings satisfactory to Bank, and Bank shall be furnished, if Bank shall so request, bond or other security protecting it against loss in the event that such contest should be adversely determined.

         6.7 FINANCIAL REPORTS AND OTHER DATA. Borrower and General Partner shall furnish to the Bank as soon as available and in any event within ninety
(90) days after the end of each fiscal year of Borrower and the General Partner an unqualified consolidated audit as of the close of such fiscal year of Borrower and the General Partner, including a consolidated balance sheet and statement of income and surplus of Borrower and the General Partner together with the unqualified audit report and opinion of Arthur Andersen, LLP, Certified Public Accountant, or other independent Certified Public Accountant, showing the consolidated financial condition of Borrower and the General Partner at the close of such year and the results of operations during such year, and, within forty five (45) days after the end of each fiscal quarter, financial statements similar to those described above for Borrower and the General Partner, not audited but certified by the Chief Financial Officer of Borrower, such balance sheets to be as of the end of such quarter and such statements of income and surplus to be for the period from the beginning of said year to the end of such quarter, in each case subject only to audit and year-end adjustment. Additionally, within forty-five (45) days of each calendar quarter end, furnish Bank the 10-Q statements required under SEC reporting guidelines. Bank may also periodically require, and Borrower shall furnish, other reports, including, but not limited to, rental and occupancy reports, individual project reports and expenses, depreciation schedules or tax returns.

In addition, Borrower will furnish to the Bank on a quarterly basis, the Compliance Certificate attached hereto as EXHIBIT "B."

         6.8 NOTICE OF DEFAULT. At the time of Borrower's first knowledge or notice, Borrower will furnish the Bank with written notice of the occurrence of any event or the existence of any condition which constitutes or upon written notice or lapse of time or both would constitute an Event of Default under the terms of this Loan Agreement.

         6.9 ADDITIONAL INFORMATION. Borrower and General Partner shall furnish such other information regarding the operations, business affairs and financial condition of the Borrower, General Partner or Trust as Bank may reasonably request, including but not limited to written confirmation of requests for loan advances, true and exact copies of its books of account and tax returns, and all information furnished to the owners of its partnership interests, or any governmental authority, and permit the copying of the same.

         6.10 RIGHT OF INSPECTION. Borrower and General Partner each will, and will cause each of their Subsidiaries to, permit any person designated by the Bank, at the Bank's expense, to visit and inspect any of its properties, books and financial reports and to discuss the affairs, finances and accounts of each with its principal officers, at all such reasonable times and as often as a Bank may reasonably request.

         6.11 ENVIRONMENTAL LAWS. Borrower and General Partner each will, and will cause each of their Subsidiaries to, maintain at all times all of its property in material compliance with all Environmental Laws, and immediately notify the Bank of any notice, action, lien or other similar action alleging either the location of any Hazardous Substances or the violation of any Environmental Laws with respect to any of its property or operations.

         6.12 NOTICE OF ADVERSE CHANGE IN ASSETS. At the time of Borrower's first knowledge or notice, immediately notify the Bank of any information that may adversely affect in any material manner the covenants set out in Sections 6.2, 6.13, 6.14, 7.1 or 7.2 hereof.

         6.13 GENERAL PARTNER'S OWNERSHIP OF BORROWER. At all times during the entire term of this Agreement the General Partner shall be the sole beneficial owner of the Trust and the General Partner and the Trust shall maintain a minimum 75% ownership interest and control of the Borrower.

         6.14 REIT STATUS OF GENERAL PARTNER. The General Partner shall at all times maintain the listing of its common stock on the New York Stock Exchange and maintain its qualification as a real estate investment trust and comply with all applicable provisions of the Code.

         6.15 CONFIDENTIALITY. The Bank agrees to keep all financial information and reports delivered to it by the Borrower and/or General Partner and/or any of their Subsidiaries confidential in accordance with such restrictions applicable to them as publicly traded companies; provided, however, that Bank shall at all times be able to provide any information relating to the Borrower requested by its auditors and any applicable regulator.

SECTION 7: NEGATIVE COVENANTS

         At all times from and after the Closing Date, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank:

         7.1 INDEBTEDNESS AND CASH FLOW COVENANTS. The Borrower and General Partner, on a consolidated basis with their respective Subsidiaries, as of the last day of any fiscal quarter shall not permit:

             (i) Consolidated Total Indebtedness to exceed fifty-five percent (55%) of Total Asset Value;

             (ii) Consolidated Secured Indebtedness to exceed twenty percent (20%) of Total Asset Value;

             (iii) Consolidated Senior Unsecured Indebtedness to exceed fifty-five percent (55%) of the Value of Unencumbered Assets;

             (iv) Annualized Consolidated Cash Flow to be less than 2.0 times Consolidated Fixed Charges as of the last day of any fiscal quarter; or

             (v) Annualized Unencumbered Consolidated Cash Flow to be less than 2.25 times Annualized Consolidated Unsecured Debt Service as of the last day of any fiscal quarter.

         7.2 MINIMUM INVESTMENT DEBT RATING. The Borrower and General Partner will maintain a minimum investment senior unsecured debt rating of Baa3 by Moody's Investor Service or BBB- by Standard & Poor's.

         7.3 SALE OF ASSETS. The Borrower and General Partner will not, nor will they permit any of their Subsidiaries to, sell, lease, transfer or dispose of all or a substantial part of its assets.

         7.4 SALE OF ACCOUNTS RECEIVABLE. The Borrower and General Partner will not, nor will they permit any of their Subsidiaries to, sell, discount or otherwise dispose of any of its Accounts Receivable or any promissory note or obligation held by it, with or without recourse.

         7.5 NEW BUSINESS. The Borrower and General Partner will not, nor will they permit any of their Subsidiaries to, expand, acquire or enter into any business other than its present business, or any management contract whereby the effective management or control of Borrower or General Partner is delegated to third parties, without the prior written consent of the Bank. The Bank hereby agrees that expansion of Borrower's and General Partner's storage facility business or the acquisition of new storage facilities shall not be a breach of this covenant.

         7.6 DIVIDENDS. The General Partner will not, nor will it permit any Subsidiary to, declare or pay any dividends on its Capital Stock if, in any period of four fiscal quarters, such dividends, in the aggregate, would exceed 90% of the General Partner's Funds From Operations for such period, provided, however, that unless a Default has occurred under Section 8.1, the General Partner shall be permitted at all times to distribute whatever amount is necessary to maintain its tax status as a real estate investment trust.

         7.7 CONSOLIDATION OR MERGER; ACQUISITION OF ASSETS. The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to, enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a Substantial Portion of their Properties, except for such transactions that occur between Borrower and/or among Wholly-Owned Subsidiaries or as otherwise approved in advance by the Bank, provided, however, that mergers shall be permitted as a means for the Borrower or the General Partner or a Subsidiary to acquire additional Storage Properties or ancillary businesses reasonably related to Storage Properties so long as such merger is not accomplished through a hostile takeover and the Borrower is the surviving entity.

         7.8 ACQUISITIONS AND INVESTMENTS. The General Partner and the Borrower will not, nor will they permit any of their Subsidiaries to:

             (i) make any Acquisition, except for (a) mergers permitted pursuant to Section 7.7 and (b) other Acquisitions of additional Storage Properties or ancillary businesses reasonably related to Storage Properties not otherwise prohibited by this Section 7.8;

             (ii) make any acquisition of any single additional Storage Property if the cost of such property would be more than $20,000,000 unless Borrower has obtained the prior written consent of the Bank;

             (iii) make any investments in, or loans or advances to, any unconsolidated Person to the extent such investments, loans and advances in the aggregate would exceed on a consolidated basis fifteen percent (15%) of Total Asset Value;

             (iv) make any investments (either by ownership or loans) in a Property that is not a Storage Property or in vacant land not under development that would exceed for both of such categories of assets, seven and one-half percent (7.5%) of Total Asset Value; or

             (v) make investments in Assets Under Development greater than 15% of Total Asset Value.

Acquisitions permitted pursuant to this Section 7.8 shall be deemed to be "Permitted Acquisitions".

         7.9 LIMITATIONS ON TRUST; GENERAL PARTNER'S CONTROL OF BORROWER. At all times during the entire term of this Agreement the Trust shall not (i) incur any indebtedness, (ii) suffer or permit to exist any Liens against its Property, and
(iii) own any Property other than its interest in the Borrower. The General Partner will not allow or suffer to exist any pledge, other encumbrance or the conversion to limited partnership interests of any of the general partnership interests in the Borrower without the prior written consent of the Bank.

         7.10 TRADEMARKS AND TRADE NAMES. The Borrower and General Partner will not, nor will they permit any of their Subsidiaries to, sell, transfer, convey, grant any security interest in, or otherwise encumber any existing or hereafter acquired trademarks or trade names owned by the Borrower or the General Partner, except for any such transfer to Borrower, the General Partner or any affiliate of either of them.

SECTION 8: EVENTS OF DEFAULT

         At the Bank's election, an "Event of Default" shall exist if any of the following shall occur and continue beyond any applicable cure period:

         8.1 PAYMENT OF PRINCIPAL, INTEREST. The Borrower defaults in the prompt payment as and when due of principal or interest on the Notes or any fees due under this Loan Agreement and such default shall continue for ten (10) days after any applicable due date; or in the prompt payment when due of any other indebtednesses, liabilities, or obligations to the Bank, whether now existing or hereafter created or arising; direct or indirect, absolute or contingent.

         8.2 PAYMENT OF OTHER OBLIGATIONS. The Borrower, General Partner or any Subsidiary defaults with respect to any other material agreement to which it is a party or with respect to any other indebtedness when due or the performance of any other obligation incurred in connection with any indebtedness for borrowed money, including specifically the Third Amended and Restated Unsecured Revolving Credit Agreement, if the effect of such default is to accelerate the maturity of such indebtedness, or if the effect of such default is to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity.

         8.3 REPRESENTATION OR WARRANTY. Any representation or warranty made or deemed made by or on behalf of (a) the Borrower, General Partner or any of their Subsidiaries or (b) the Trust to the Bank herein, or in any report, certificate, financial statement or other writing furnished in connection with or pursuant to this Loan Agreement or any other Loan Document shall prove to be false, misleading or incomplete in any material respect on the date as of which made.

         8.4 BANKRUPTCY, ETC. The Borrower, General Partner or any Guarantor shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or him or a substantial part of its or his assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against Borrower, General Partner or any Guarantor, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more; or Borrower, General Partner or any Guarantor by any act or omission shall indicate its or his consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or him or any substantial part of any of its or his properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more; or Borrower, General Partner or any Guarantor shall generally not pay its or his debts as such debts become due.

         8.5 CONCEALMENT OF PROPERTY, ETC. The Borrower, General Partner or any Guarantor shall have concealed, removed, or permitted to be concealed or removed, any part of its or his property, with intent to hinder, delay or defraud its or his creditors or any of them, or made or suffered a transfer of any of its or his property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its or his property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid;

or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its or his property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof.

         8.6 [INTENTIONALLY LEFT BLANK]

         8.7 CHANGE IN OWNERSHIP. There shall occur any change in the Trust's ownership of partnership interests in Borrower, or Trust shall grant or convey or permit to be granted or conveyed, voluntarily or involuntarily, directly or indirectly, any security interest in, pledge of or other lien or encumbrance on its partnership interest in Borrower.

         8.8 LOAN DOCUMENTS TERMINATED OR VOID. This Loan Agreement, the Second Amended and Restated Revolving Credit Note or any instrument securing the Second Amended and Restated Revolving Credit Note shall, at any time after their respective execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void; or the Borrower, General Partner or any Guarantor shall wrongfully deny that it has any or further liability under this Loan Agreement and the Second Amended and Restated Revolving Credit Note.

         8.9 GUARANTY. The Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or the Guarantor shall fail to comply with any of the terms or provisions of the Guaranty, or the Guarantor denies that it has any further liability under the Guaranty, or gives notice to such effect.

         8.10 COVENANTS. The Borrower, General Partner or any Guarantor defaults in the performance or observance of any other covenant, agreement or undertaking on its part to be performed or observed, contained herein, or in any other instrument or document which now or hereafter evidences or secures all or any part of the loan indebtedness, and such default continues for thirty (30) days after notice of such default is sent by Bank to Borrower.

         8.11 REMEDY. Upon the occurrence of any Event of Default, as specified herein, the Bank shall, at its option, be relieved of any obligation to make further Revolving Credit Advances under this Agreement; and the Bank may, at its option, except in the case of an Event of Default caused solely by a breach of the covenant set out in Section 7.2 hereof, thereupon declare the entire unpaid principal balances of the Second Amended and Restated Revolving Credit Note of Borrower, all interest accrued and unpaid thereon and all other amounts payable under this Loan Agreement to be immediately due and payable for all purposes, and may exercise all rights and remedies available to it under any other instrument or document which secures the Second Amended and Restated Revolving Credit Note, or available at law or in equity. Further, the Bank shall have the right to the appointment of a receiver to take possession of Borrower's premises, properties, assets, books and records, without consideration of the value of the collateral pledged as security for the Second Amended and Restated Revolving Credit Note or the solvency of any person liable for the payment of the amounts then owing, and all amounts collected by the receiver shall, after expenses of the receivership, be applied to the payment of the Second Amended and Restated Revolving Credit Note, and interest thereon; and the Bank, at its option, shall have the right to do the same, without the appointment of a receiver.

All such rights and remedies are cumulative and nonexclusive, and may be exercised by the Bank concurrently or sequentially, in such order as the Bank may choose.

SECTION 9: MISCELLANEOUS

         9.1 AMENDMENTS. The provisions of this Loan Agreement, the Second Amended and Restated Revolving Credit Note or any instrument or document executed pursuant hereto or securing the indebtednesses may be amended or modified only by an instrument in writing signed by the parties hereto.

         9.2 NOTICES. All notices and other communications provided for hereunder shall be in writing and shall be mailed, certified mail, return receipt requested, or delivered, if to the Borrower, General Partner or Trust, to it at c/o Storage U.S.A., Inc., 175 Toyota Plaza, Suite 700, Memphis, Tennessee 38103, Attention: Christopher P. Marr; if to the Bank, to it at 165 Madison Avenue, Memphis, Tennessee 38103, Attention: Metropolitan Department; or as to any such person at such other address as shall be designated by such person in a written notice to the other parties hereto complying as to delivery with the terms of this Section 9.2. All such notices and other communications shall be effective (i) if mailed, when received or three (3) business days after mailing, whichever is earlier; or (ii) if delivered, upon delivery.

         9.3 NO WAIVER, CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any instrument or document now or hereafter securing the indebtedness evidenced hereby or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

         9.4 INDEMNIFICATION. Borrower agrees to indemnify Bank from and against any and all claims, losses and liabilities, including, without limitation, reasonable attorneys' fees, growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from Bank's gross negligence or willful misconduct. The indemnification provided for in this Section shall survive the payment in full of the loan.

         9.5 SURVIVAL OF AGREEMENTS. All agreements, representations and warranties made herein shall survive the delivery of the Notes. This Loan Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest therein.

         9.6 LIENS; SETOFF BY BANK. Borrower hereby grants to the Bank a continuing lien, as security for the Notes and all other indebtednesses of the Borrower to the Bank, upon any and all of its moneys, securities and other property and the proceeds thereof, now or hereafter held or received by or in transit to, the Bank from or for Borrower, and also upon any and all deposits (general or special, matured or unmatured) and credits of the Borrower against the Bank, at any time existing. Upon the occurrence of any Event of Default as specified above, the Bank is hereby authorized at any time and from time to time, without notice to Borrower to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtednesses of the Borrower to the Bank.

         9.7 GOVERNING LAW. This Loan Agreement shall be governed and construed in accordance with the laws of the State of Tennessee; except (a) that the provisions hereof which relate to the payment of interest shall be governed by
(i) the laws of the United States or, (ii) the laws of the State of Tennessee, whichever permits the Bank to charge the higher rate, as more particularly set out in the Notes, and (b) to the extent that the Liens in favor of the Bank, the perfection thereof, and the rights and remedies of the Bank with respect thereto, shall, under mandatory provisions of law, be governed by the laws of a state other than Tennessee.

         9.8 EXECUTION IN COUNTERPARTS. This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         9.9 TERMINOLOGY; SECTION HEADINGS. All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Section headings are for convenience only and neither limit nor amplify the provisions of this Loan Agreement.

         9.10 ENFORCEABILITY OF AGREEMENT. Should any one or more of the provisions of this Loan Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

         9.11 INTEREST LIMITATIONS. (a) The Loan and the Notes evidencing the loans, including any renewals or extensions thereof, may provide for the payment of any interest rate (i) permissible at the time the contract to make the loan is executed, (ii) permissible at the time the loan is made or any advance thereunder is made, or (iii) permissible at the time of any renewal or extension of the loan or the Notes.

         (b) It is the intention of the Bank and the Borrower to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the Bank ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder of the Notes ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness thereby evidenced; and if the principal amount of the indebtedness evidenced thereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Borrower, or other party lawfully entitled thereto. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest rate which Bank may lawfully charge under applicable law from time to time in effect, the Borrower and the Bank shall, to the maximum extent permitted under applicable law, characterize any non-principal payment as a reasonable loan charge, rather than as interest. Any provision hereof, or of any other agreement between the Bank and the Borrower, that operates to bind, obligate, or compel the Borrower to pay interest in excess of such maximum rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Bank and the Borrower that is in conflict with the provisions of this paragraph.

         (c) The Notes shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statue) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Borrower be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

         9.12 NON-CONTROL. In no event shall the Bank's rights hereunder be deemed to indicate that the Bank is in control of the business, management or properties of the Borrower or has power over the daily management functions and operating decisions made by the Borrower.

         9.13 FEES AND EXPENSES. The Borrower agrees to pay, or reimburse the Bank for, the actual out-of-pocket expenses, including reasonable counsel fees and fees of any accountants, inspectors or other similar experts, as deemed necessary by the Bank, incurred by the Bank in connection with the development, preparation, execution, amendment, recording, administration (excluding the salary of Bank's employees and Bank's normal and usual overhead expenses) or enforcement of, or the preservation of any rights under this Loan Agreement, the Notes, and any instrument or document now or hereafter securing the Loan.

         9.14 TIME OF ESSENCE. Time is of the essence of this Loan Agreement, the Notes, and the other instruments and documents executed and delivered in connection herewith.

         9.15 COMPROMISES, RELEASES, ETC. Bank is hereby authorized from time to time, without notice to anyone, to make any sales, pledges, surrenders, compromises, settlements, releases, indulgences, alterations, substitutions, exchanges, changes in, modifications, or other dispositions including, without limitation, cancellations, of all or any part of the Loan, or of any contract or instrument evidencing any thereof, or of any security or collateral therefore, and/or to take any security for or other guaranties upon any of said indebtedness; and the liability of the Guarantors shall not be in any manner affected, diminished, or impaired thereby, or by any lack of diligence, failure, neglect, or omission on the part of Bank to make any demand or protest, or give any notice of dishonor or default, or to realize upon or protect any of said indebtedness or any collateral or security therefore. Bank shall have the exclusive right to determine how, when, and what application of payments and credits, if any, shall be made on the Loan and extensions of credit or any part thereof, and shall be under no obligation, at any time, to first resort to, make demand on, file a claim against, or exhaust its remedies against the Borrower, or its property or estate, or to resort to or exhaust its remedies against any collateral, security, property, liens, or other rights whatsoever. It is expressly agreed that Bank may at any time make demand for payment on, or bring suit against, the Guarantors, jointly or severally, or any one or more of the Borrowers, less than all, and may compound with any one or more of the Guarantors for such sums or on such terms as it may see fit, and without notice or consent, the same being hereby expressly waived, release such of the Guarantors from all further liability to it, without thereby impairing its rights in any respect to demand, sue for, and collect the balance of the indebtedness from any of the Guarantors not so released.

         9.16 BANK'S CONSENT. Except as otherwise expressly provided herein, in any instance hereunder where Bank's approval or consent is required or the exercise of its judgment is required, the granting or denial of such approval or consent and the exercise of such judgment shall be within the sole discretion of Bank, and Bank shall not, for any reason or to any extent, be required to grant such approval or consent or exercise such judgment. Bank may consult with counsel, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

         9.17 VENUE OF ACTIONS. As an integral part of the consideration for the making of the Loan, it is expressly understood and agreed that no suit or action shall be commenced by the Borrower or General Partner, by any Guarantor, or by any successor, personal representative or assignee of any of them, with respect to the Loan contemplated hereby, or with respect to this Loan Agreement or any other document or instrument which now or hereafter evidences or secures all or any part of the loan indebtedness, other than in a state court of competent jurisdiction in and for the County of the State in which the principal place of business of the Bank is situated, or in the United States District Court for the District in which the principal place of business of the Bank is situated, and not elsewhere. Nothing in this paragraph contained shall prohibit Bank from instituting suit in any court of competent jurisdiction for the enforcement of its rights hereunder or in any other document or instrument which evidences or secures the loan indebtedness.

         9.18 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                        [SEPARATE SIGNATURE PAGE FOLLOWS]

                                 SIGNATURE PAGE
                                       TO
                   SECOND AMENDED AND RESTATED LOAN AGREEMENT

================================================================================


         IN WITNESS WHEREOF, the Borrower, General Partner, Trust and Bank have caused this Agreement to be executed by their duly authorized officers, partners or representatives, all as of the day and year first above written.


                                    SUSA PARTNERSHIP, L.P.

                                    BY: Storage USA, Inc.

                                        By: /s/ Christopher P.Marr
                                            ------------------------------------
                                        Title: Chief Financial Officer
                                               ---------------------------------


                                    BORROWER

                                    STORAGE USA, INC.



                                    By: /s/ Christopher P. Marr
                                        ----------------------------------------
                                    Title: Chief Financial Officer
                                           -------------------------------------

                                    GENERAL PARTNER/GUARANTOR

                                    STORAGE USA TRUST



                                    By: /s/ Christopher P. Marr
                                        ----------------------------------------
                                    Title: Chief Financial Officer
                                           -------------------------------------


                                    TRUST/GUARANTOR

                                    FIRST TENNESSEE BANK NATIONAL ASSOCIATION



                                    By: /s/ Sam Jenkins
                                        ----------------------------------------
                                    Title: Senior Vice President
                                           -------------------------------------


                                    BANK

                                   EXHIBIT "A"


                SECOND AMENDED AND RESTATED REVOLVING CREDIT NOTE

$40,000,000.00                                                Memphis, Tennessee
                                                          As of October 16, 2001


         On July 31, 2002, the undersigned, SUSA PARTNERSHIP, L.P., a Tennessee limited partnership (the "Maker"), promises to pay to the order of FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal place of business in Memphis, Tennessee (the "Bank"), the lesser of
(i) the principal sum of FORTY MILLION DOLLARS ($40,000,000.00), or (ii) the outstanding principal balance hereof, value received, together with interest from date until paid, upon disbursed and unpaid principal balances, at the rate hereinafter specified, said interest being payable on each Interest Payment Date (as defined in the Loan Agreement), with the final installment of interest being due and payable concurrently on the same date that the principal balance is due hereunder.

         Subject to the limitations hereinafter set forth, the disbursed and unpaid principal balances of the indebtedness hereby evidenced shall bear interest prior to maturity at a variable rate per annum which shall, from day to day, be equal to the lesser of (a) the maximum variable rate of interest ("Maximum Rate") which Bank may from time to time lawfully charge, or (b) the variable rate chosen by the Maker pursuant to the terms of that certain Second Amended and Restated Loan Agreement between the Maker and the Bank, of even date herewith (the "Loan Agreement").

         In the event that the provisions of the Loan Agreement regarding the interest rate should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at the maximum effective variable contract rate which may be charged by the Bank under applicable law from time to time in effect.

         All installments of interest, and the principal hereof, are payable at the office of First Tennessee Bank National Association, 165 Madison Avenue, Memphis, Tennessee 38103, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

         Any amounts not paid when due hereunder (whether by acceleration or otherwise) shall bear interest after maturity at the Maximum Rate.

         If the Maker shall fail to make payment of any installment of interest, as above provided, and such failure shall continue for ten (10) days past the applicable due date or upon any default in the terms and provisions of the Loan Agreement of even date herewith between the Maker and the Bank, or upon any default in any other mortgage, trust deed, security agreement, or other instrument of pledge or hypothecation which now or hereafter secures the payment of the indebtedness evidenced hereby, or upon the death or dissolution of the Maker or any endorser or guarantor or (if the Maker, or any endorser or guarantor is a partnership) the death or dissolution of any general partner thereof, or upon any default in full payment, promptly as and when due

(whether by reason of demand, acceleration or otherwise) of any other indebtednesses, liabilities or obligations of the Maker to the Bank, whether now existing or hereafter created or arising, absolute or contingent, due or to become due, then, in any of such events, the entire unpaid principal balance of the indebtedness evidenced hereby together with all interest then accrued, shall, at the absolute option of the Bank, at once become due and payable, without demand or notice, the same being expressly waived.

         If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Bank in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Maker against the Bank, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney's fee.

         The Maker and any endorsers or guarantors hereof waive protest, demand, presentment, and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions or the period or periods thereof, without notice to them and without affecting their liability hereon.

         This Second Amended and Restated Revolving Credit Note evidences the same indebtedness as that evidenced by the Amended and Restated Revolving Credit Note (the "Amended Note") dated as of May 4, 1998, in the principal amount of Forty Million Dollars ($40,000,000.00) issued by the Maker to the Bank. To the extent of Fifteen Million Dollars ($15,000,000.00), the Amended Note evidenced the same indebtedness as that evidenced by the Revolving Credit Note (the "Original Note") dated as of July 14, 1994, in the principal amount of Fifteen Million Dollars ($15,000,000.00) issued by the Maker to the Bank. This Second Amended and Restated Revolving Credit Note is a restatement of the Amended Note. The execution and delivery of this Second Amended and Restated Revolving Credit Note does not constitute payment, cancellation, satisfaction, discharge, release or novation of the Amended Note or Original Note or the indebtedness evidenced by the Amended Note and Original Note, and such Amended Note and Original Note shall continue to constitute evidence of such indebtedness.


                                    SUSA PARTNERSHIP, L.P.,
                                    a Tennessee limited partnership

                                    BY: STORAGE USA, INC., a Tennessee
                                        corporation


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                   EXHIBIT "B"

                             COMPLIANCE CERTIFICATE

                             ________________, 200_

TO:      First Tennessee Bank National Association
         165 Madison Avenue
         Memphis, Tennessee 38103
         Attention:  Metropolitan Department

         This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Loan Agreement dated as of October __, 2001 (as amended, modified, renewed, extended and restated from time to time, the "Agreement") among SUSA Partnership, L.P. as Borrower, Storage U.S.A., Inc. and Storage U.S.A. Trust as Guarantors and First Tennessee Bank National Association as Lender. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings described thereto in the Agreement.

         THE UNDERSIGNED HEREBY CERTIFIES THAT:

         1.       I am the duly elected CFO of the Borrower;

         2. I have reviewed the terms of the Agreement and I have made, or caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower, General Partner and Subsidiaries during the accounting period covered by the attached financial statements;

         3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

         4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's and General Partner's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

         Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         The foregoing certifications, together with the computations set forth in Schedule I of hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of _________, 200__.

                                    SUSA PARTNERSHIP L.P.

                                    By: STORAGE USA, INC.,
                                        Its General Partner



                                        By:
                                            ------------------------------------
                                        Print Name:
                                                    ----------------------------
                                        Title:
                                              ----------------------------------

                                   SCHEDULE I

                             COMPLIANCE CERTIFICATE

                             Schedule of Compliance
                          As of _______________, 200__
                    With the following Sections of Agreement:

1.       SECTION 6.2: Consolidated Tangible Net Worth of not less than $850,000

2.       SECTION 7.1: Indebtedness and Cash Flow Covenants:

         (i)      Consolidated Total Indebtedness > 55% Total Asset Value

         (ii)     Consolidated Secured Indebtedness > 20% Total Asset Value

         (iii) Consolidated Senior Unsecured Indebtedness > 55% Value of Unencumbered Assets

         (iv)     Annualized Consolidated Cash Flow < 2x Consolidated Fixed
                  Charges

         (v) Annualized Unencumbered Consolidated Cash Flow < 2.5x Annualized Consolidated Unsecured Debt Service


3.       SECTION 7.2: Minimum Investment Senior Unsecured Debt Rating of Baa3 by
                      Moody's Investor Service or BBB- by Standard & Poor's.



                                 Schedule I - 1

                                  SCHEDULE 5.5

                                   LITIGATION


         On July 22, 1999, a purported statewide class action was filed against the General Partner and Borrower in the Circuit Court of Montgomery County, Maryland, under the style Ralph Grunewald v. Storage USA, Inc. and SUSA Partnership, L.P., case no. 201546V, seeking recovery of certain late fees paid by tenants and an injunction against further assessment of similar fees. The General Partner filed a responsive pleading on September 17, 1999, setting out its answer and affirmative defenses. The General Partner believes that it has defenses to the claims in the suit and intends to vigorously defend it. The Plaintiff filed a Motion for Partial Summary Judgment and a Motion for Class Certification, but before the General Partner was required to respond to these motions, the case was stayed until 30 days after the conclusion of appellate proceedings in an unrelated case, not involving the General Partner, challenging the constitutionality of a new statute passed by the Maryland legislature relating to late fees. While an estimate of the possible loss or range of losses cannot be currently made, we do not believe this case will have any material adverse effect upon the General Partner's financial position. However, if, during any period, the potential contingency should become probable, the results of operations in such period could be materially affected.




                                Schedule 5.5 - 1